Exhibit 99.1

777 Old Saw Mill River Road Tarrytown, New York 10591 (914) 789-2800 www.progenics.com

Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS' DATA FROM A PHASE 1 STUDY OF PSMA ADC PRESENTED AT ASCO 2013

Tarrytown, N.Y., June 1, 2013 — Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today reported findings from the phase 1 clinical trial in prostate cancer patients of its PSMA ADC compound at the 49th Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago. Two additional abstracts related to PSMA ADC also were selected for publication in the ASCO Annual Meeting Proceedings.
Daniel Petrylak, M.D., Director of the Prostate Cancer Program/Genitourinary Cancer Program and Co-Director of the Signal Transduction Program at Yale University Medical Center, and an investigator in clinical trials of PSMA ADC, presented "Prostate Specific Membrane Antigen Antibody Drug Conjugate (PSMA ADC): A Phase I Trial in Metastatic Castration-Resistant Prostate Cancer Previously Treated with a Taxane" in the Genitourinary Cancer Poster Discussion Session.
"Phase 1 results for PSMA ADC, together with the additional data published in the Proceedings by my colleagues, reinforce our ongoing interest in PSMA as a compelling target in treating prostate cancer," said Robert J. Israel, M.D., Progenics' senior vice president of medical affairs and clinical research. "The phase 2 trial of PSMA ADC is on track to meet our goal of completing enrollment by the end of this year, with more than half the number of planned patients currently in the trial."
Additional abstracts published in the ASCO 2013 Annual Meeting Proceedings are:
#e16047: Correlation of PSMA ADC Exposure with Reduction in Tumor Growth Rate Determined Using Serial PSA Measurements from a Phase I Clinical Trial
#e16007: Antiandrogen Modulation of Prostate-Specific Membrane Antigen (PSMA): Dynamics and Synergy with PSMA-Targeted Therapy
Progenics' exhibit booth, #22054, presents details of the company's expanded oncology pipeline including the PSMA-targeted imaging compound 1404, a development stage radio-labeled small molecule designed to visualize cancer.

Progenics Pharmaceuticals' Data from a Phase 1 Study of PSMA ADC Presented at ASCO 2013

About the PSMA ADC Phase 1 Study Design
The phase 1, open-label, dose-escalation clinical trial was conducted in men with hormone-refractory prostate cancer that had progressed despite prior treatment with taxane-based chemotherapy regimens. In addition to assessing PSMA ADC's safety and tolerability, the study included evaluations of pharmacodynamics, changes in tumor burden, and changes in PSA and CTC values compared to baseline. PSA is a secreted protein that is distinct from PSMA.
The initial 12-week clinical trial period evaluated up to four intravenous doses of PSMA ADC administered at three-week intervals. Following completion of the four doses, patients were offered, at their physicians' discretion, the option to continue treatment with PSMA ADC for up to an additional 39 weeks.
About PSMA ADC
PSMA, a protein that is a validated biomarker of prostate cancer, is expressed on the surface of prostate cancer cells as well as on blood vessels supplying other solid tumors. PSMA ADC comprises a fully human monoclonal antibody selectively targeting PSMA linked to a chemotherapeutic drug. Using technology licensed from Seattle Genetics, Inc., the PSMA antibody is linked to monomethyl auristatin E, a compound that inhibits cell proliferation by disrupting the cellular "backbone" (i.e., microtubules) required for replication. The resultant antibody-drug conjugate attaches to the PSMA protein on the surface of prostate cancer cells and is designed to internalize into the cancer cell, release active anti-cancer drug, and destroy the malignant cell.
Unlike traditional chemotherapy, PSMA ADC is designed to deliver the drug selectively to prostate cancer cells by targeting PSMA. In pre-clinical studies, PSMA ADC exhibited a high level of tumor-specific activity.
About Prostate Cancer
Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in six will be diagnosed with prostate cancer in his lifetime.  The American Cancer Society estimates that approximately 240,000 new cases of prostate cancer will be diagnosed and 30,000 men will die of the disease this year. Approximately 2 million men in the U.S. currently count themselves as prostate cancer survivors.
About Progenics
Progenics Pharmaceuticals, Inc. is discovering and developing innovative medicines for oncology, with a pipeline that includes product candidates in preclinical through late-stage development.  Its first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is marketed and in further development by Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. is developing the subcutaneous formulation. For additional information, please visit www.progenics.com.
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